EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on (Form S-8 No. 333-59490) pertaining to the 2000 Stock Option Plan of eXegenics Inc., formerly Cytoclonal Pharmaceutics, Inc., and the Registration Statement (Form S-8 No. 333-86201) pertaining to the 1996 Stock Option Plan of eXegenics Inc., and related prospectuses of our report dated February 18, 2005, except for Notes K and N which are as of April 12, 2005, with respect to the 2004 and 2003 financial statements of eXegenics Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
Dallas, Texas
March 31, 2006